Exhibit 10.28

Restricted Stock Unit Award
Terms and Conditions
Under
COTY INC. EQUITY AND LONG-TERM INCENTIVE PLAN
(As Amended and Restated)

This instrument (the “Terms and Conditions”) evidences the grant effective on the date set forth in your total compensation letter (the “Grant Date”) of an award of Restricted Stock Units (the “Restricted Stock Units”) by Coty Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in these Terms and Conditions will have the meaning set forth in the Coty Inc. Equity and Long-Term Incentive Plan, as amended (the “Plan”).
1.Restricted Stock Unit Grant. The Participant is hereby granted the Restricted Stock Units as of the Grant Date. The Restricted Stock Units, and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein. This award is subject to cancellation unless the Participant executes and returns to the Company the Coty Inc. Confidentiality and Non-Competition Agreement by December 31 of the calendar year in which the Restricted Stock Units were granted.
2.Vesting Period.
(a) In General. The Restricted Stock Units shall vest as follows, provided that the Participant has remained in continuous Service through each such date:
(i) 33.3% of the Restricted Stock Units shall vest on August 31, 2021 (the “Tranche 1 Restricted Stock Units”);
(ii) 33.3% of the Restricted Stock Units shall vest on August 31, 2022 (the “Tranche 2 Restricted Stock Units”); and
(iii) 33.3% of the Restricted Stock Units shall vest on August 31, 2023 (the “Tranche 3 Restricted Stock Units”).
Each of the dates described in clauses (i), (ii) and (iii) is a “Vesting Date”. For purposes of these Terms and Conditions, the date on which the Participant commences employment with the Company or an employing Affiliate is hereinafter referred to as the “Start Date”.
(b) Involuntary Termination. If, prior to the first anniversary of the Start Date, the Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or due to death or Disability, all of the Tranche 1 Restricted Stock Units shall become fully vested on the date of such termination. If the Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or due to death or Disability on or following the first anniversary of the Start Date but prior to the second anniversary of the Start Date, a pro-rata portion of the Tranche 2 Restricted Stock Units shall vest on the date of such termination equal to the number of Tranche 2 Restricted Stock Units multiplied by a fraction, the numerator of which is the number of days elapsed from the first anniversary of the Start Date to the date of the Participant’s termination of Service and the denominator of which is 365. If the Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or due to death or Disability on or after the second anniversary of the Start Date but prior to the third anniversary of the Start Date, a pro-rata portion of the Tranche 3 Restricted Stock Units shall vest on the date of such termination equal to the number of the Tranche 3 Restricted Stock Units multiplied by a fraction, the numerator of which is the number of days elapsed from the second anniversary of the Start Date to the date of the Participant’s termination of Service and the denominator of which is 365. Notwithstanding the foregoing, no Shares shall be issued to the Participant following a termination without Cause or due to death or Disability unless and until the Participant (or the Participant's estate, as applicable) executes a settlement agreement and release of claims within forty-five days following the Participant's termination of Service, which agreement shall set forth the date on which the Shares shall be issued to the Participant.

(c) Joint Venture. If the Participant becomes an employee of a Joint Venture, vesting of any unvested Restricted Stock Units shall be tolled beginning on the date the Participant becomes an employee of the Joint Venture and shall recommence on the date the Participant again becomes an Employee. Accordingly, the applicable vesting period shall be extended by the number of days the Participant was an employee of the Joint Venture.
(d) Forfeiture. In the event the Participant’s Service terminates for any reason not provided in Sections 2(a) or 2(b) above, then notwithstanding any provision in the Plan or these Terms and Conditions to the contrary any unvested Restricted Stock Units granted to the Participant shall be immediately forfeited upon the Participant's termination of Service.
3. Nontransferability.
(a) Except as provided in Section 3(b) and subject to Section 5(b), no Restricted Stock Units granted hereunder may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and all rights with respect to the Restricted Stock Units shall be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its sole discretion, require the Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.
(b) Subject to Section 5(b) and applicable law, Restricted Stock Units may be transferred to a Successor. Such transferred Restricted Stock Units may not be further sold, transferred, pledged, assigned or otherwise alienated by the Successor, and shall be subject in all respects to the terms of these Terms and Conditions and Section 16.6 of the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.
4. Settlement of Restricted Stock Units. Within fifteen (15) days after the Restricted Stock Units become vested according to the terms of Section 2 (or, if applicable, as soon as practicable following the effectiveness of the settlement agreement and release of claims), the Company (or its designee) shall deliver to the Participant for each Restricted Stock Unit one Share and the amount of dividends and other cash distributions paid with respect to a Share during the vesting period beginning on the Grant Date.
5. Securities Law Requirements.
(a) If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of these Terms and Conditions or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to the issuance of the Shares, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.
(b) The Participant understands that the Restricted Stock Units and any Shares acquired upon settlement thereof have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that no Person who acquires any Shares acquired upon settlement thereof under these Terms and Conditions may sell such Shares unless they make the offer and sale pursuant to an effective registration statement under the Securities Act, which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act. The Participant further understands that the Shares shall bear a legend substantially as follows:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, PLEDGED, HYPOTHECATED OR SOLD UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE ACT, OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

(c) The Company shall use its reasonable best efforts to register the resale of any Shares acquired by the Participant upon settlement of the Restricted Stock Units within sixty days of the Participant’s receipt of such Shares.
6. No Limitation on Rights of the Company. The grant of the Restricted Stock Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
7. Participant to Have No Rights as a Shareholder. Before the date as of which the Participant is recorded on the books of the Company as the holder of any Shares, the Participant will have no rights as a shareholder with respect to those Shares.
8. Notice. Any notice or other communication required or permitted under these Terms and Conditions must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:
Coty Inc.
350 Fifth Avenue
New York, New York 10118
Attention: General Counsel
Notice to the Participant should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 8 by giving such other party written notice of such change, in accordance with the procedures described above.
9. Successors. All obligations of the Company under these Terms and Conditions will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.
10. Governing Law. To the extent not preempted by federal law, these Terms and Conditions will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.
11. Plan and Terms and Conditions Not a Contract of Employment or Service. Neither the Plan nor these Terms and Conditions are a contract of employment or Service, and no terms of the Participant’s employment or Service will be affected in any way by the Plan, these Terms and Conditions or related instruments, except to the extent specifically expressed therein. Neither the Plan nor these Terms and Conditions will be construed as conferring any legal rights on the Participant to continue to be employed or remain in Service with the Company, nor will it interfere with the Company’s right to discharge the Participant or to deal with him or her regardless of the existence of the Plan, these Terms and Conditions or the Award.
12. Plan Document Controls. The rights granted under these Terms and Conditions are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in these Terms and Conditions. If the terms of these Terms and Conditions conflict with the terms of the Plan document, the Plan document will control.
13. Amendment of the Agreement. These Terms and Conditions may be amended unilaterally by the Committee to the extent provided under the Plan, or by a written instrument signed by both parties.
14. Entire Agreement. These Terms and Conditions, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of these Terms and Conditions and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter.
15. Administration. The Committee administers the Plan and these Terms and Conditions. The Participant’s rights under these Terms and Conditions are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time.

16. Recoupment. Notwithstanding any provision in the these Terms and Conditions to the contrary, the Restricted Stock Units will be subject to recoupment by the Company pursuant to any “clawback” or similar compensation recoupment policy that may be established by the Company from time to time.
17. Section 409A. The Restricted Stock Units awarded pursuant to these Terms and Conditions are intended to comply with or, in the alternative, be exempt from Section 409A. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A.

COTY INC.

By: /s/ Kristin E. Blazewicz

Name: Kristin E. Blazewicz
Title: Chief Legal Officer, General Counsel and Secretary